                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement") is made effective as of January 27, 1997 between DAVID R. ADDIS ("Consultant") and HERBALIFE INTERNATIONAL OF AMERICA, INC., a California corporation (the "Company").

                                 R E C I T A L S

     A. Consultant has served as Chief Counsel of the Company (including its subsidiary and affiliated companies) since 1993 and has substantial experience and expertise in the legal and other aspects of the Company's business, involving principally multi-level marketing of weight control products, food and dietary supplements, personal care and similar products worldwide. The Company wishes to engage Consultant to provide certain services in those areas and otherwise in connection with its business during the term of this Agreement.

     B. The parties wish to enter into this Agreement, among other things, to provide for the rendition of the foregoing consulting services and the compensation payable by the Company to Consultant in consideration thereof.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained in this Agreement, the parties agree as follows:

     1. CONSULTING PERIOD AND SERVICES; TERMINATION OF PRIOR AGREEMENTS; COMPENSATION.

          1.1 TERM; PRIOR AGREEMENTS. This Agreement is effective as of the first date written above (the "Effective Date") and will continue through January 1, 1998. The term of this Agreement may be renewed by mutual agreement of the parties in writing. In the event that the Company elects to renew the Agreement for an additional term beyond January 1, 1998, it will notify Consultant in writing of that fact no later than October 1, 1997. If the Company provides such notice, then the parties will negotiate in good faith in an attempt to reach agreement on the terms and conditions governing an extension of the Agreement for an additional term beyond January 1, 1998. As of the Effective Date, all instruments, agreements and understandings previously or currently in place (excluding only the express provisions of this Agreement) relating to Consultant's services to and employment and compensation by the Company (including, without limitation, the letter of employment dated November 30, 1992) (collectively, the "Prior Arrangements") are terminated and of no further force or effect. In the event that the Company acts to terminate this Agreement prior to January 1, 1998 other than on account of Consultant's breach hereunder, then, notwithstanding any other provision of this Agreement, Consultant shall be entitled to receive all of the compensation provided for herein for the remainder of the term.

          1.2 SERVICES. Consultant agrees to provide his best, diligent efforts and services as requested by the Company (a) in connection with the proposed public DECS offering or an equivalent transaction and (b) otherwise in relation to the business of the Company and its subsidiary and affiliated companies from time to time during the term (including, without limitation, assistance with respect to litigation matters currently pending or that may arise in the future). The foregoing services will include, without limitation, assistance in facilitating the transition of Consultant's previous responsibilities as Chief Counsel of the Company to a successor Chief Counsel. Consultant's title and role will be solely that of a consultant performing services as an independent contractor, and Consultant agrees not to hold himself out as having any other title or authority on behalf of or with respect to the Company or any of its subsidiary or affiliated companies.

          1.3 COMPENSATION. In consideration of Consultant's services hereunder, Consultant shall be entitled to the Base Compensation. "Base Compensation" includes the following: (i) periodic compensation at the rate of $700,000 per annum for the balance of 1997 (taking into account compensation previously paid or earned with respect to services in 1997 under the Prior Arrangements), payable monthly in cash in arrears; (ii) $3,500 per month, payable monthly in cash in advance on the first day of each month for the balance of 1997 (representing the monthly cost to Consultant of insurance coverage elected by Consultant under COBRA); (iii) 40,000 shares of Common Stock of the Company, such shares to be deemed earned and fully vested as of January 1, 1998; (iv) provided that Consultant continues to provide consulting services hereunder as of November 1, 1997, vesting of a previously granted stock option (covering 17,500 shares of Common Stock with a strike price of $7-3/8 per share) (the "November Option") on that date; and (v) $1,000,000, such amount to be paid in cash on January 1, 1998. Further, in the event that the Company requests that Consultant perform services pursuant to clause (b) of Section 1.2 above that require Consultant to expend, On Average, in excess of 40 hours per month, then Consultant shall be entitled to receive Hourly Compensation for time expended in excess of 40 hours per month On Average, PROVIDED that
(x) Consultant advises the Company that, in his reasonable judgment, the assignment of tasks by the Company is expected to result in the expenditure of time in excess of 40 hours per month On Average and (y) the Company confirms in writing that Hourly Compensation will be available in respect thereof. If the Company does not provide that confirmation, then the parties will confer in good faith to reduce the tasks assigned to Consultant such that Consultant's services hereunder will not require the expenditure of more than 40 hours per month On Average. "On Average" refers to any four consecutive calendar months during the term of this Agreement (with partial months during the term prorated on a daily basis). "Hourly Compensation" means $350 per hour. As applicable, Hourly Compensation shall be payable following appropriate submission to the Company by Consultant of an invoice with supporting time documentation.

          1.4 EXPENSES. In addition to the foregoing compensation, Consultant shall be entitled to be reimbursed by the Company for all out-of-pocket expenses incurred by Consultant in the performance of his services under this Agreement. The terms and conditions of expense reimbursement (including, without limitation, the requirement to submit reasonably itemized statements and supporting documentation) shall be as prescribed by the Company from time to time. Further, so long as this Agreement remains in effect, the Company shall provide for (i) appropriate office space for Consultant in Washington D.C. and
(ii) the employment of a secretary for Consultant in that office.

          1.5 INDEPENDENT CONTRACTOR. Consultant acknowledges that he is being engaged on an independent contractor basis under this Agreement, and shall not be eligible for benefits generally available to the employees or executives of the Company or otherwise and that his sole compensation for services hereunder are those stated in this Agreement. Compensation to Consultant hereunder shall not be subject to any withholding or deductions provided by local, state or federal law, except to the extent any such law requires withholding on payments to independent contractors. In lieu of such withholding, Consultant shall be solely responsible for the payment of all applicable taxes on compensation earned or paid hereunder.

     2. INDEMNIFICATION. In addition to the compensation for services provided in Section 1 above, to the maximum extent permitted by law, Consultant shall be entitled to be indemnified by the Company in connection with the provision of services under this Agreement, in accordance with and subject to the same conditions forming a part of the indemnification provisions applicable to the executive officers and directors of the Company, as such indemnification provisions exist as of the date hereof. In the event that any aspect of such indemnification provisions is not permitted by applicable law to be made available to Consultant, then the Company shall provide Consultant with the maximum indemnification benefits permissible under applicable law.

     3. CONFIDENTIALITY. In view of the fact that Consultant's work as an executive of the Company previously and hereafter as a consultant to the Company has and will bring Consultant into close contact with many confidential affairs of the Company, including matters of both a legal and a business nature, such as information about the Company's distributors, marketing plan, pending legal matters and disputes, costs, profits, markets, sales, strategic plans for future development and other information not readily available to the public (collectively, "Confidential Information"), Consultant hereby agrees:

          (i) To keep secret all Confidential Information of the Company learned prior to the date of this Agreement and in the course of Consultant's engagement hereunder, and not to disclose any such Confidential Information to anyone outside of the Company, either during or after Consultant's engagement with the Company, except in connection with the diligent and responsible rendering of services in connection with the proposed public DECS transaction and unless and until such time as the Company consents to such disclosure;

          (ii) To deliver promptly to the Company on termination of this Agreement or at any other time that the Company may so request, all memoranda, notes, records, reports and other documents and writings and memorializations whatsoever (and all copies thereof) relating to or reflecting Confidential Information which Consultant may then possess or have under Consultant's control;

          (iii) That as a means reasonably designed to protect the Confidential Information of the Company which would otherwise inherently be utilized in the following proscribed activities, he will not, during the term of this Agreement and for a period of 36 months thereafter, provide any services to or otherwise participate in any capacity (including, without limitation, as owner, partner, officer, director, member, counsel, advisor, consultant or agent or representative) in any person or entity engaged, directly or indirectly, in a direct sales or in a multi-level marketing business or enterprise or other business or enterprise engaged, directly or indirectly, in the sale, merchandising or distribution of diet products, food supplements, healthcare products, personal care products or any other categories of products that the Company currently markets or may in the future market, in each instance without the prior written consent of the Company. Notwithstanding the preceding sentence, the parties agree that Consultant may provide services to or otherwise participate as described above in the sale, merchandising and distribution of pharmaceutical products, medical devices and personal care products that have a pharmaceutical use or purpose. Further, during the term of this Agreement, Consultant agrees not to provide any services to other persons or entities or otherwise participate in activities that would prevent him from diligently and effectively performing his consulting services hereunder; and

          (iv) That violation of this Section 3 would cause the Company irreparable damage for which the Company could not be reasonably compensated in damages in an action at law, and, therefore, that in the event of any breach or threatened breach by Consultant of this Section 3, the Company shall be entitled to make application to a court of competent jurisdiction for equitable relief by way of injunction or otherwise (without being required to post a bond). This provision shall not, however, be construed as a waiver of any of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company's rights and remedies shall be unrestricted and cumulative.

     4.   OTHER AGREEMENTS.

          4.1 LOAN TRANSACTIONS; ARTWORK. In consideration of the parties' entering into this Agreement, the Company agrees to forgive the advances previously made to Consultant in respect of anticipated bonuses under the Company's 1994 Performance-Based Incentive Compensation Plan (the "1994 Plan") in the approximate outstanding principal amount of $600,000 as of the date hereof. Consultant, however, agrees to repay promptly (and, in any event, within 45 days of the date hereof) a separate loan in the original principal amount of $350,000 made by the Company to Consultant, with accrued interest thereon as reflected in the documentation governing such loan; PROVIDED, HOWEVER, that Consultant shall be required to repay only $195,000 of the principal amount of such loan and the Company hereby forgives the balance thereof. As further consideration for the parties' entering into this Agreement, the Company agrees that all artwork on the walls and other decorations in the offices previously supplied for Consultant's use by the Company and that were purchased with Consultant's personal funds (which were not reimbursed by the Company) shall remain the sole property of Consultant that may be removed by Consultant from such offices at his will.

     5.   WAIVER OF OTHER CLAIMS.  Except (i) as set forth in this Agreement and
(ii) for any and all rights that Consultant may have under the Company's 401(k) plan and deferred compensation plan as of the date hereof (as to which Consultant shall continue to have the rights specified therein with respect to the entire period through the Effective Date), each of the Company and Consultant agrees that it and he has no other claims on account of loans, advances, salary, bonuses or expectation of bonuses, or any other monetary amounts whatsoever relating directly or indirectly to the previous employment relationship between the Company (including its subsidiary and affiliated companies) and Consultant. In particular, but without limitation of the generality of the foregoing, Consultant acknowledges that he shall not be entitled to receive any bonus or other compensation under the 1994 Plan in respect of the 1996 performance period. Notwithstanding the foregoing, this will confirm that, (i) for a period of 30 days following the Effective Date, Consultant shall have the right to exercise a previously granted stock option (covering 17,500 shares with a strike price of $7-3/8 per share) in the manner specified in the original agreement governing such stock option, and (ii) provided that Consultant continues to provide consulting services hereunder as of November 1, 1997, Consultant shall have the right to exercise the November Option on or prior to November 30, 1997, in the manner specified in the original agreement governing such stock option.

     6.   GENERAL PROVISIONS.

          6.1 NOTICES. All notices under this Agreement will be in writing and will be delivered by personal service or telegram, telecopy or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated from time to time by the relevant party, and which will initially be as set forth below. Any notice sent by certified mail will be deemed to have been given three (3) days after the date on which it is mailed. All other notices will be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party. Notices will be addressed as follows or to such other address as the party to whom the same is directed will have specified in conformity with the foregoing:

          (i)  If to Company:

               Herbalife International of America, Inc.
               1800 Century Park East
               Los Angeles, CA  90067
               Telecopy No.:  (310) 557-3915
               Attn: Christopher Pair

          (i)  If to Consultant:

               David R. Addis
               9716 Arnon Chapel Road
               Great Falls, VA 22066
               Telecopy No.:  (703) 759-4779

          6.2 ENTIRE AGREEMENT; AMENDMENTS. This Agreement sets forth the entire understanding of the parties relating to the engagement of Consultant by the Company effective with respect to the period from and after the date hereof. Without limiting the generality of the foregoing, all Prior Arrangements are hereby terminated as of the Effective Date (except as otherwise provided herein). None of the terms or provisions hereof shall be modified or waived, and this Agreement may not be amended or terminated, except by a written instrument signed by the party against which modifications or waiver or amendment or termination is sought to be enforced. No waiver of any one provision shall be considered a waiver of any other provision, and the fact that an obligation is waived for a period of time shall not be considered to be a continuing waiver.

          6.3 SEVERABILITY. Each of the rights and remedies enumerated in this Agreement shall be independent of the others and shall be severally enforceable and all of such rights and remedies shall be in addition to and not in lieu of any other rights and remedies available to the Company or Consultant under applicable law or in equity. If any of the provisions contained, or if any of the rights or remedies enumerated, in this Agreement is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, or rights or remedies, which shall be given full effect without regard to the invalid portions. If any of the provisions contained in this Agreement is held to be unenforceable because of the duration or scope of such provision, the parties agree that the court making such determination shall have the power to reduce the duration and/or scope of such provision so that the reduced form of said provision shall be enforceable.

          6.4 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of California, without giving effect to principles of conflicts of laws.

          6.5 HEADINGS. The Section headings in this Agreement are inserted only as a matter of convenience, and in no way define, limit, or extend or interpret the scope of this Agreement or of any particular Section.

          6.6 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the first date written above.


                              HERBALIFE INTERNATIONAL OF AMERICA, INC.


                              By:

                              Its:
                                  -------------------------------------



                              -----------------------------------------
                              David R. Addis